Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Inverness Medical Innovations, Inc.
Waltham, MA
We hereby consent to the incorporation by reference in the Amendment No. 2 to Form S-4 of Inverness Medical Innovations, Inc. and subsidiaries (the “Company”) of our report dated February 26, 2010, relating to the consolidated financial statements of the Company for the year ended December 31, 2009 and our report dated February 26, 2010 on the effectiveness of the Company’s internal control over financial reporting of the Company and subsidiaries as of December 31, 2009, appearing in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, filed with the Securities and Exchange Commission on April 16, 2010.
We also consent to the references to our Firm under the headings “Selected Consolidated Financial Information and Other Data” and “Experts” in such Registration Statement.

/s/ BDO Seidman, LLP

Boston, Massachusetts
April 16, 2010